Exhibit 10.1.24

September 7, 2004

Confidential

Courtney C. Smith
Chief Executive Officer
Specialty Underwriters’ Alliance
8585 Stemmons Fwy.
Dallas, TX 75247

Re: Engagement Letter – Second Amendment

Dear Courtney:

     In connection with the Engagement Letter dated November 24, 2003 entered into by and between Specialty Underwriters’ Alliance, Inc. (collectively, “you,” “your,” or the “Company”) and MMC Securities Corp (“MMCSC,” “we,” “us” or “our”) and the first amendment thereto dated June 24, 2004 (collectively, the “Engagement Letter”), the parties have agreed to a second amendment to Section 5. Fees. This letter agreement (the “Second Amendment”) amends that section of the Engagement Letter.

     Specifically, the first sentence of Section 5. Fees. shall be deleted and replaced with the following sentence:

     “In consideration of the services provided or to be provided by us pursuant to Section 1, you hereby agree to pay a success fee to MMCSC in cash, equal to $1 million, payable at the earlier of (i) November 30, 2004 or (ii) the closing of the purchase and sale pursuant to the Offering (as defined in that certain engagement letter dated September 5, 2003, by and among the Company and Friedman, Billings, Ramsey & Co., Inc. (the “FBR Engagement Letter”)) (the “Closing).”

     All other terms and conditions set forth in the Engagement Letter remain unchanged, and in full force and effect.

     If the foregoing is in accordance with your understanding, please indicate your agreement to the above amendment to the Engagement Letter.

Yours very truly,

MMC SECURITIES CORP.

By:	/s/ Christopher M. McGhee

Name:	Christopher M. McGhee
Title:	Managing Director

The foregoing is in accordance with our understanding and is agreed by us this    day of September, 2004.

SPECIALTY UNDERWRITERS’ ALLIANCE, INC.

By:	/s/ Courtney C. Smith

Name:	Courtney C. Smith
Title:	CEO